Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

MEDIA

Elliot Sloane/Dan Zacchei – Sloane & Company

212/486-9500

FOR IMMEDIATE RELEASE

Providence Service Corporation Completes Acquisition of Ingeus Limited; Amends Credit Facility

TUCSON, ARIZONA – June 3, 2014 -- The Providence Service Corporation (Nasdaq: PRSC), a leader in the management and provision of human social services and non-emergency transportation through a variety of government-sponsored programs, announced today that it has completed the acquisition of all of the outstanding equity of Ingeus Limited, a pre-eminent distributed workforce development company and market leader in outsourced employability programs, effective May 30, 2014. The companies had announced the signing of an acquisition agreement on March 31, 2014. In connection with the consummation of the acquisition, the Company also amended its Restated Credit and Guaranty Agreement, dated August 2, 2013. The amendment, effective May 28, 2014, provides for, among other things, an increase in the amount of the revolving credit facility from $165 million to $240 million in aggregate.

Consistent with terms previously reported, Providence paid at closing a purchase price comprised of (i) a GBP £35 million cash payment (USD $58.7 million based on GBP/USD exchange rate of 1.6758 as of May 30, 2014) and (ii) the issuance of restricted shares of Providence common stock and payment of cash with a combined value of GBP £14,345,794 (USD $24.0 million), subject to a four-year vesting schedule. Providence will also pay contingent earn-out consideration of up to GBP £75 million (USD $125.7 million), payable over a five year period, based on the achievement of certain levels of performance criteria by Ingeus.

“We are very pleased to announce the closing of the Ingeus acquisition which brings extensive experience in global government services to the Providence platform,” said Providence CEO Warren Rustand. “We believe that Ingeus stands poised to take advantage of growth opportunities in the global workforce development space. Additionally, with the unique structure of the purchase price that ties considerable consideration to performance thresholds, we are confident we have aligned incentives towards generating cash flow and value for our shareholders over the coming years.”

About Providence Service Corporation

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; and (4) case management, referral and monitoring services. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,400 clients, with approximately 17.6 million individuals eligible to receive the Company's non-emergency transportation services.

About Ingeus Limited

Established in 1989, Ingeus is a Brisbane, Australia-based provider of back-to-work and health and well-being services to long-term unemployed people, people with disabilities/health conditions, single parents, young people, mature aged people/workers and refugees and migrants in Australia, the United Kingdom, France, Germany, Sweden, South Korea, Switzerland, Poland, Saudi Arabia and New Zealand. It offers increasing participation services, such as eliminating vulnerability, creating employment, advocating diverse and flexible workplaces, strategies for the aging population, decent lasting jobs in the emerging green industry, career progression and advancement and intervention to prevent the risk of long-term unemployment. The company also provides enhancing well-being services, including assisting people to remain in or return to work, building resilience, fostering safe and healthy workplaces, helping governments and employers to address workplace absenteeism and working alongside employment advisors to ensure that the holistic needs of individuals are met to work with conditionality. Further, the company provides services for skills and lifelong learning, including skills for the most disadvantaged, understanding skills in demand, practical earning and learning, career counseling and organizational development. Ingeus is a market leader in the UK Department of Work and Pensions’ Work Programme, a pioneer of the employment services market in France, a market leader for both employment and outplacement services in South Korea and the first entrant and a market leader across employment services programs in Saudi Arabia. The company employs staff in excess of 2,500 across more than 160 delivery sites throughout 10 countries.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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